Exhibit 99.1

FOR IMMEDIATE RELEASE
Investor Contact:
John Vuko
Chief Financial Officer, Genitope
P: 650.482.2000
IR@genitope.com

GENITOPE CORPORATION ANNOUNCES EXERCISE OF
OVER-ALLOTMENT OPTION
REDWOOD CITY, Calif. – February 17, 2006 – Genitope Corporation (Nasdaq: GTOP) today announced that the underwriters of its follow-on public offering of 6,400,000 shares have exercised in full their over-allotment option, purchasing 960,000 additional shares of common stock. Including the over-allotment shares purchased today, the offering totaled 7,360,000 shares of common stock at the public offering price of $8.50 per share, resulting in net proceeds to Genitope Corporation of approximately $58.4 million. All of the shares in the offering were offered and sold by Genitope Corporation under its effective shelf registration statement.
WR Hambrecht + Co and RBC Capital Markets acted as co-lead underwriters of the offering, with WR Hambrecht + Co as sole book-running manager. Brean Murray, Carret & Co., LLC and Punk, Ziegel & Company acted as co-managers in the offering.
This offering of shares of common stock may be made only by means of a prospectus supplement and accompanying prospectus. Copies of the final prospectus supplement and the accompanying prospectus can be obtained by contacting: WR Hambrecht + Co, LLC at P.O. Box 677, Berwyn, PA 19312-0677, or by telephone at 800-673-6476, or by faxing a request to 610-725-1167; RBC Capital Markets at One Liberty Plaza, 165 Broadway, New York, NY 10006, or by telephone at 212-858-7000, or by faxing a request to 212-428-6268; Brean Murray, Carret & Co., LLC at 570 Lexington Avenue, 11th Floor, New York, NY 10022, or by telephone at 212-702-6500, or by faxing a request to 212-702-6548, or Punk, Ziegel & Company, L.P. at 520 Madison Avenue, 4th Floor, New York, NY 10022, or by telephone at 212-308-9494, or by faxing a request to 212-308-2203.
This press release does not constitute an offer to sell or the solicitation of an offer to buy any of the securities nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.
About Genitope Corporation
Genitope Corporation (Redwood City, Calif.) is a biotechnology company focused on the research and development of novel immunotherapies for the treatment of cancer. Genitope Corporation’s lead product candidate, MyVax® Personalized Immunotherapy, is a patient-specific active immunotherapy based on the unique genetic makeup of a patient’s tumor and is designed to activate the patient’s immune system to identify and attack cancer cells.
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